Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT, BOEING ANNOUNCE ORDER FOR 38 NEXT-GENERATION 737 AIRCRAFT

Order Includes 737-800s and 737-900ERs

     NEW YORK and SEATTLE – January 4, 2011 – CIT Group Inc. (NYSE: CIT) and Boeing (NYSE: BA) today announced that CIT Aerospace placed an order for 38 Next-Generation 737 airplanes and purchase rights for seven additional 737s.

     The order, with deliveries into 2017, includes 15 737-900ERs (extended range) and 23 737-800s. It is the largest order placed by a leasing company for the 737-900ER, the largest and newest member of the Boeing Next-Generation 737 family. This is also the largest order placed by CIT for Boeing airplanes.

     “This order of Next-Generation Boeing aircraft reflects our efforts to maintain one of the youngest and most technologically advanced fleets in the industry,” said C. Jeffrey Knittel, President of Transportation Finance at CIT. “As a leading aircraft lessor it is important that we continue to maintain a portfolio of operationally dependable and fuel-efficient aircraft for our customers.”

      “CIT’s choice of the Next Generation 737 shows its confidence in the product family and especially in its newest member, the 737-900ER which features incredible economics and operational capability,” said Marlin Daily, vice president of Sales & Marketing, Boeing Commercial Airplanes. “CIT is one of the leading companies in global transportation finance, and clearly recognizes the value that the Next-Generation 737 will bring to its airline customers. CIT will be receiving its 737s with the innovative Boeing Sky Interior and other performance improvements that will keep its airplanes at the leading edge of passenger comfort, efficient operations and reduced fuel consumption.”

     CIT owns or finances a fleet of more than 300 commercial aircraft. As of September 30, 2010, CIT had 140 Boeing aircraft in its portfolio. With this new order, the Company now has a total order book of 111 aircraft, of which 58 are Boeing.

About CIT Aerospace

CIT Aerospace provides financing solutions to a broad spectrum of the global aerospace value chain ranging from operators of commercial and business aircraft to manufacturers and suppliers in the aerospace and defense industries as well as financial institutions.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in finance and leasing assets. It provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. www.cit.com

CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External and Internal
Communications & Media Relations
(973) 740-5390
Curt.Ritter@cit.com

Abby Cohn
Manager
(212) 461-5713
abby.cohn@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
Ken.Brause@cit.com